Exhibit 99.7
                                                                     Page 1 of 3

                                 KAYE GROUP INC.
                              122 EAST 42ND STREET
                               NEW YORK, NY 10168
                                www.kayegroup.com
================================================================================

NEWS RELEASE                       Contact Person:   Michael P. Sabanos
------------                                         Executive VP & C.F.O.
FOR IMMEDIATE RELEASE              Phone:            (212) 338-2273
                                            Fax:      (212) 867-0368
                                            E-Mail:   msabanos@kayegroup.com


                    KAYE REPORTS 40% THIRD QUARTER EPS GROWTH
               Lawrence Greenfield Re-appointed To Expanded Board


NEW YORK, NY October 23, 2000- KAYE GROUP INC. (Nasdaq-KAYE) today reported consolidated net income for the third quarter ended September 30, 2000 of $2,349,000, or $.28 per share, compared to $1,723,000, or $.20 per share, for the third quarter of 1999, an EPS increase of 40%. Results for the nine months of 2000 were $6,888,000, or $.81 per share, compared to net income for last year's nine months of $5,205,000, or $.62 per share, a 31% EPS gain. Earnings per share at September 30, 2000 for the previous twelve months was a record $1.09.

Consolidated revenues increased by $2,338,000, or 14%, in the third quarter and by $6,535,000, or 13%, for the nine months, compared with similar periods in 1999. Consolidated revenues for the twelve months ended September 30, 2000 were an all-time high $75,279,000. Brokerage commissions and fees this year increased by 15% in the third quarter and 11% for the nine months over the same 1999 periods. $2,350,000 of new brokerage business was added in the third quarter and $6,512,000 for the nine months. Property and Casualty companies' revenues increased $1,078,000, or 14%, for the third quarter and $3,746,000, or 17%, for the nine months over like periods in 1999.

Consolidated expenses for the third quarter of 2000 increased by $1,383,000, or 10%, and for the nine months $3,952,000, or 9%, over the comparable periods last year. In brokerage operations, expenses increased $856,000, or 10%, for the quarter, and $651,000, or 2% for the nine months, compared to the same periods last year. The third quarter combined loss and expense ratio for the Property and Casualty companies was 72%, a reduction of 2% from last year's third quarter. This resulted primarily from a reduction of redundant property loss reserves due to better than anticipated prior year claims experience. For the nine months, the combined ratio increased to 78% from last year's nine month figure of 72%. This increase, as previously discussed by the Company, is attributable mainly to higher reinsurance costs, consistent with current market conditions. The combined ratio measures incurred losses and loss related expenses plus underwriting expenses, all as a percentage of earned premiums.

Bruce D. Guthart, Company Chairman, President and Chief Executive Officer, commenting on the results, said, "We are very pleased to continue reporting excellent results. Brokerage commissions and fees are up due to new business production, excellent retention of existing accounts and an overall increase in premiums. Much of the new business comes from our wholesale operations, and that feeds revenue to our insurance companies as well. The trend toward more rational pricing of property and casualty coverages appears to be taking hold among many classes of business. Rate increases are, of course, encouraging for future growth. But, more significantly, even as our clients and prospects face higher insurance costs, our account servicing staff is successfully renewing existing business; and the fine efforts of our production staff, as well as the agents and brokers in our wholesale network, continue to bring new business in the door."

In other news, the Company announced that Lawrence Greenfield has been re-appointed to its Board of Directors bringing the total number of directors to nine. Mr. Greenfield has been with the Company for 39 years and, during 1997, stepped down from his position as Vice-Chairman of the Board.

Kaye Group Inc. offers insurance brokerage, risk management, and underwriting services countrywide through traditional distribution methods, various business-to-business e-commerce channels and strategic alliances. Kaye's retail and wholesale insurance brokerage subsidiaries procure property/casualty and employee benefits insurance and provide a full range of brokerage and risk management services for commercial and individual clients, as well as other insurance agents and brokers. Kaye's principal insurance company subsidiary is Old Lyme Insurance Company of Rhode Island, Inc. (A.M. Best rated A- (Excellent)). Old Lyme underwrites low limits of property and casualty insurance for certain niche/affinity group accounts produced by the brokerage subsidiaries. These accounts include residential real estate, restaurants, "Main Street" stores and service establishments, automobile service stations, contractors, and other businesses.


             (CONDENSED CONSOLIDATED STATEMENTS OF INCOME ATTACHED)


                              CAUTIONARY STATEMENT


The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors (which are described in more detail elsewhere in documents filed by the Company with the Securities and Exchange Commission) include, but are not limited to, uncertainties relating to general economic conditions and cyclical industry conditions, uncertainties relating to government and regulatory policies, volatile and unpredictable developments (including storms and catastrophes), the legal environment, the uncertainties of the reserving process, and the competitive environment in which the Company operates. The words "believe",
"expect", "anticipate", "project", "plan", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The
Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

                                     # # #

KAYE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the three months and nine months ended September 30, 2000 and 1999 (Unaudited) (in thousands, except per share amounts)
--------------------------------------------------------------------------------

                                                                            Three months ended                 Nine months ended
                                                                        -------------------------          -------------------------
                                                                          2000             1999              2000             1999
                                                                        --------         --------          --------         --------
REVENUES:

Brokerage commissions and fees - net                                    $  9,984         $  8,660          $ 30,237         $ 27,240
Underwriting net premiums earned                                           7,795            6,804            22,385           19,733
Investment income:
      Brokerage                                                              390              509             1,021            1,114
      Underwriting                                                           742              658             2,769            2,072
      Corporate                                                                5              (50)               94              209
Other                                                                         21               18               450               53
                                                                        --------         --------          --------         --------

Total revenues                                                            18,937           16,599            56,956           50,421
                                                                        --------         --------          --------         --------

EXPENSES:

Brokerage compensation and benefits                                        5,959            5,492            17,451           17,279
Underwriting losses and loss expenses                                      2,506            2,490             8,464            6,786
Brokerage amortization of intangibles                                        295              313               862              941
Acquisition and other operating expenses:
      Brokerage                                                            3,396            3,014             9,956            9,500
      Underwriting                                                         3,121            2,547             9,046            7,422
      Corporate                                                               63              102               355              297
Interest:
      Brokerage                                                              234              209               655              553
      Corporate                                                               56               80               185              244
                                                                        --------         --------          --------         --------

Total expenses                                                            15,630           14,247            46,974           43,022
                                                                        --------         --------          --------         --------

INCOME BEFORE INCOME TAXES                                                 3,307            2,352             9,982            7,399

Provision for income taxes                                                   958              629             3,094            2,194
                                                                        --------         --------          --------         --------

NET INCOME                                                              $  2,349         $  1,723          $  6,888         $  5,205
                                                                        ========         ========          ========         ========

EARNINGS PER SHARE:

       Basic                                                            $   0.28         $   0.20          $   0.81         $   0.62
                                                                        ========         ========          ========         ========

     Diluted                                                            $   0.27         $   0.20          $   0.80         $   0.60
                                                                        ========         ========          ========         ========

Weighted average of shares outstanding - basic                             8,473            8,460             8,467            8,460
                                                                        ========         ========          ========         ========

Weighted average shares outstanding and share
equivalents outstanding - diluted                                          8,610            8,655             8,609            8,621
                                                                        ========         ========          ========         ========